Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

May 16, 2017

The Sherwin-Williams Company

101 West Prospect Avenue, N.W.

Cleveland, Ohio 44115-1075

Re:	$1,500,000,000 of 2.250% Senior Notes due 2020;

$1,250,000,000 of 2.750% Senior Notes due 2022;

$500,000,000 of 3.125% Senior Notes due 2024;

$1,500,000,000 of 3.450% Senior Notes due 2027; and

$1,250,000,000 of 4.500% Senior Notes due 2047 of

The Sherwin-Williams Company

Ladies and Gentlemen:

We are acting as counsel for The Sherwin-Williams Company, an Ohio corporation (the “Company”), in connection with the issuance and sale of $1,500,000,000 aggregate principal amount of the Company’s 2.250% Senior Notes due 2020 (the “2020 Notes”), $1,250,000,000 aggregate principal amount of the Company’s 2.750% Senior Notes due 2022 (the “2022 Notes”), $500,000,000 aggregate principal amount of the Company’s 3.125% Senior Notes due 2024 (the “2024 Notes”), $1,500,000,000 aggregate principal amount of the Company’s 3.450% Senior Notes due 2027 (the “2027 Notes”) and $1,250,000,000 aggregate principal amount of 4.500% Senior Notes due 2047 (the “2047 Notes” and, collectively with the 2020 Notes, the 2022 Notes, the 2024 Notes and the 2027 Notes, the “Notes”), pursuant to the Underwriting Agreement, dated as of May 2, 2017 (the “Underwriting Agreement”), among the Company and Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, acting as representatives (in such capacity, the “Representatives”) of the several underwriters named therein. The Notes are being issued under an indenture, dated as of July 31, 2015 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture relating to the 2020 Notes, dated May 16, 2017 (together with the Base Indenture, the “Third Supplemental Indenture”), between the Company and the Trustee, the Fourth Supplemental Indenture relating to the 2022 Notes, dated May 16, 2017 (together with the Base Indenture, the “Fourth Supplemental Indenture”), between the Company and the Trustee, the Fifth Supplemental Indenture relating to the 2024 Notes, dated May 16, 2017 (together with the Base Indenture, the “Fifth Supplemental Indenture”), between the Company and the Trustee, the Sixth Supplemental Indenture relating to the 2027 Notes, dated May 16, 2017 (together with the Base Indenture, the “Sixth Supplemental Indenture”), between the Company and the Trustee, and the Seventh Supplemental Indenture relating to the 2047 Notes, dated May 16, 2017 (together with

The Sherwin Williams Company

May 16, 2017

the Base Indenture, the “Seventh Supplemental Indenture”), between the Company and the Trustee. The Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture are collectively referred to herein as the “Indentures.”

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indentures, (ii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indentures and (iii) the Indentures are the valid, binding and enforceable obligations of the Trustee.

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York and the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-205897) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day